EXHIBIT 99.1

The Toro Company F’12 Q2 Earnings Conference Call

May 24, 2012

[Kurt Svendsen]

Thank you and good morning. Joining me this morning for our second quarter earnings call are:

•	Mike Hoffman, chairman and chief executive officer

•	Renee Peterson, chief financial officer

•	Tom Larson, vice president and treasurer and

•	Blake Grams, vice president and controller

We begin with our customary Forward-Looking Statement policy. During this call we will make certain forward-looking statements, which are intended to assist you in understanding the company’s results. You are all aware of the inherent difficulties, risks and uncertainties in making predictive statements. The Safe Harbor portion of the company’s earnings release – as well as SEC filings – detail some of the important risk factors that may cause actual results to differ from those in our predictions. Our earnings release was issued this morning by Business Wire. A copy can be found in the Investor Information section of our corporate website, thetorocompany.com. I will now turn the call over to Mike.

[Mike Hoffman]

Thank you Kurt, and good morning to all our listeners.

Favorable weather conditions across much of the United States helped fuel retail and continue the shipment momentum we reported during our first quarter call. We achieved record second quarter revenues and earnings per share. Net sales for the quarter grew 9.5 percent with earnings per share up 20 percent. For the first six months, net sales increased nearly 10 percent while earnings per share rose 21 percent. Renee will discuss our financial and operating results in more detail later in the call.

As reported in our earnings release earlier this morning, the strength of our second quarter and year-to-date performance led to our raising our guidance for the year. In addition, the Board has declared a two-for-one stock split. This is the third stock split declared by our Board since we launched 5 by FIVE, the first in our series of corporate initiatives, to focus the enterprise on driving growth and efficiencies and thus add shareholder value. That effort continues with our current initiative, Destination 2014.

Domestically, while the economy still presents mixed signals, the unseasonably warm weather and ample moisture are driving end user purchases across our residential, landscape and golf businesses. In fact, all are enjoying strong results around the world, with the exception of Europe where economic conditions have slowed sales.

Golf courses across the United States are enjoying a resurgence of player activity. The National Golf Foundation – or NGF’s—latest report shows rounds played in March grew by 30 percent raising the 2012 calendar-year-to-date growth rate to over 20 percent. Most regions of the United States are reporting increased sales with the most significant growth coming from the large, core golf markets of California, Arizona, Florida and the Carolinas – which were all hard hit by the economic downturn.

The NGF attributes these gains to a lessening of recessionary effects on the game and an upward trend in golfer confidence. Weather also contributed to an early start to the golf season generating better-than-expected cash flow for golf course operators. In response to the increased activity, many courses are investing in new equipment both to replace worn machinery and to capitalize on the innovation and productivity our latest advancements deliver. We continue to win a significant share of large golf equipment packages. Our new greens mowers and rollers have been especially well received. New hybrid technology featured in our greens mowers line shows particular promise for future growth. As many of you witnessed firsthand, these and our many other cutting-edge equipment, precision golf irrigation products and services kept our booth packed with customers during the national Golf Industry Show in late February.

As we discussed in our first quarter call, golf course development projects have slowed overseas due to economic issues in Europe and China’s ongoing review of development policies. However, continued renovation of existing courses is generating ongoing sales. Furthermore, we are seeing increased golf purchases in Japan as the nation continues its recovery from the devastating earthquake and tsunami that brought the golf business to a halt in March 2011.

Our global position in golf remains very strong. We were pleased to host many international customers, most notably from Asia, at the previously mentioned national Golf Industry Show. We also enjoyed an enthusiastic turnout of golf decision-makers at the Beijing Golf Show.

Moving to our landscape contractor businesses, sales rose at a healthy pace due to strong retail activity and interest in our new products like the Z Master 2000 commercial series and our stand-on aerators. Our landscape contractor teams are also reporting growing demand for our zero turn products powered by electronic fuel injected engines, commonly referred to as EFI. Although they demand a premium price, EFI systems deliver greater fuel efficiency, cleaner operation and require less maintenance. While they cost a bit more at the point of purchase, the cost of operation and thus the contractors’ cost of doing business can be reduced. As the industry’s utilization of EFI has grown, so has contractor awareness of the technology’s potential to improve their bottom lines. We are well positioned to continue to capitalize on this important trend.

Our professional grounds business remains somewhat flat compared to a year ago. However, it is important to remember the business achieved strong growth during the first six months of last year and we are pleased to report it has kept pace with its robust F`11 performance. As we suggested last call, some areas of the country are seeing unused snow removal monies being reallocated to purchases of mowing products. However, we have also seen some hesitancy related to tighter municipal budgets and uncertainty associated with the upcoming elections.

On the residential front, sales continue to climb. Domestic sales of walk power mowers were particularly strong for the quarter, as were sales of Pope products in Australia. As you may recall from first quarter, our channel partners took early shipment of zero turn riding equipment to meet retail demand. Consequently, our residential walk power mowers and riding products have both posted healthy gains year-to-date. Two key category leaders that outstripped forecasts include the new TimeMaster 30-inch walk-behind mower and the new TimeCutter MX riding units featuring fabricated steel decks; both have retailers anxiously awaiting additional shipments. Our residential walk power mower and zero- turn riding categories earned high marks in the lawn equipment ratings recently published by a leading consumer research magazine. The findings recommended several of our consumer walk power mowers, both steel deck and aluminum, as well as our TimeCutter Z model with SmartSpeed that they tested.

Next, our residential and non-golf commercial irrigation and lighting businesses registered gains for both the quarter and year-to-date. New products continue to propel growth. Our Precision Irrigation line of nozzles and sensors differentiates us from the competition. Consumers have demonstrated their willingness to pay a premium for these products because of their efficiency and water saving attributes. The newly released Precision Soil Sensor recently won an industry-prized new-product-of-the-year award at the National Hardware Show. The Soil Sensor’s launch is being supported with a strong advertising push to drive customers to our contractor and retail partners. Our Unique lighting products were similarly a hit at Lightfare, the industry’s premier lighting show. Consumer demand for LED lamps, which are up to 85 percent more efficient than standard lamps, has outpaced industry expectations. We are positioned to capitalize on this demand with our recently released state-of-the-art FLEX LED offering that covers our entire lighting line.

As our Astec and more recent Stone Construction Equipment acquisitions attest, we continue to invest in our rental and construction businesses; we are proving to the industries that we are fast becoming a major player in both fields. In fact, this year’s American Rental Show held in February was our best yet in terms of quotes and orders. Our push has been aptly timed as market demand escalates. We are successfully signing new rental companies and dealers. Consequently, our Site Work Systems business delivered strong sales increases on both a quarterly and year-to-date basis.

And finally, our micro irrigation business is continuing its steady growth path in worldwide markets.

Renee will now detail our financial results.

[Renee Peterson]

Thank you. As Mike mentioned earlier, net sales for the quarter grew 9.5 percent to 691.5 million dollars. We delivered net income of 68.8 million dollars, or 2 dollars and 26 cents per share, compared to 1 dollar and 88 cents last year.

Year-to-date net sales were up 9.9 percent to 1 billion, 115.3 million dollars. We achieved net earnings of 88.7 million dollars, or 2 dollars and 91 cents per share.

Our professional segment sales were up 9 percent for the quarter to 456 million dollars. Year to date, sales were up 9.3 percent to 739.8 million dollars.

The professional segment net earnings for the quarter totaled 98.7 million dollars, a 15.3 percent increase over last year. For the first six months, professional segment earnings were 140.8 million dollars, up 14 percent compared to the same period last year.

Our residential segment sales for the second quarter were up 10.6 percent to 231.9 million dollars. Year to date, sales grew 11 percent to 369.5 million dollars.

Net earnings in the residential segment for the quarter totaled 28.5 million dollars, up 7.5 percent from last year. For the first six months, residential segment earnings were 41 million dollars, up 8.5 percent from the prior period.

Now to our key operating results, second quarter gross margin expanded 20 basis points to 34 percent, a favorable comparison for the first time in several quarters, due to manufacturing efficiencies and price increases on some products. Year-to-date, gross margin lags last year by 20 basis points to 34.3 percent due to unfavorable mix issues and higher material costs. The good news is we are trending in a positive direction. For the full year, we expect continued gross margin improvement.

SG&A expense as a percent of sales improved by 40 basis points for the quarter and by 90 basis points for the first six months due to higher sales volumes. We expect SG&A as a percentage of sales to finish the year similar to last year, factoring in the additional investment in the recent acquisitions of Astec and Stone Equipment.

Operating earnings increased 60 basis points as a percent of sales for the quarter to 15.4 percent and by 70 basis points to 12.6 percent year-to-date. Our Destination 2014 initiative’s focus on productivity, as a means of achieving continual profit improvement, is clearly having an impact. This commitment will not waiver.

Interest expense for the quarter was 4.2 million dollars, slightly down from the same period a year ago. Year-to-date interest expense was up 3.5 percent due to higher average debt levels.

Our effective tax rate for the quarter was 34.1 percent compared to 33.4 percent last year. For the first six months, the tax rate was 34 percent compared to 32.6 percent last year. In both instances, the rate increase was largely the result of the expiration of the domestic research tax credit. We expect our tax rate for the full year to be about 34.5 percent.

Turning to the balance sheet, accounts receivables at the end of the quarter totaled 272.8 million dollars, a 2 percent drop compared to the same period a year ago. This change reflects the combined effects of exchange rates and the comparative quarter end date.

Net inventories were down 3.5 percent, to 250.8 million dollars, a 9 million dollar decrease from the prior year. The increased sales activity, improved asset management and changes in the exchange rate all contributed to the reduced inventory level.

Our various channel partners took inventory early this year to meet strong retail demand for our residential, landscape contractor and commercial products; retail has continued at a sound pace. However, quarter-end field inventories increased somewhat as channel partners demanded more inventory in anticipation of continued retail sales growth.

Finally, the lower Toro inventory levels also led to a decrease in trade payables of 6.2 million dollars.

I will now turn it back to Mike for his concluding comments.

[Mike Hoffman]

Toro is off to a strong start for the season. While we are cognizant of the economic realities and unpredictability of Mother Nature, we have a number of good reasons to move forward with confidence. These include:

•	Golf customers are optimistic due to the season’s strong early start.

•	We look for the grounds business to enjoy a boost in large rotary unit sales as the end-of-June municipal spending and new budgeting cycle approaches.

•	Residential retail partners, who made significant gains due to the early spring, anticipate incremental sales opportunities from an extended selling season.

•	The domestic irrigation business is similarly poised for a strong finish to the year as planned installations of new systems come to fruition.

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Our Unique lighting business strategy of developing relationships by providing thorough training for contractors and packaging our product offering as comprehensive systems, continues to win converts to our line.

•	The Astec and Stone Equipment acquisitions closed in the second quarter, have helped us round out a rock-solid offering for the growing rental and construction markets.

•	The use of micro-irrigation is on the fast track around the globe presenting an ever-growing opportunity for our tape and drip products.

•

While only time will tell when European markets will regain their edge, the level of interest that customers in the region have shown for our products, suggests we are well positioned to capitalize on the eventual recovery.

With all of that said, I want to remind you of our statement during our last call that in light of last winter’s unfavorable weather, we anticipate a sluggish start to the upcoming snow season. As you know, snow is a small portion of our overall business. We closely manage our position in order to be prepared for such seasonal fluctuations.

As we near the deadline for compliance with new Tier IV regulations, we are confident we’ll be ready with fully compliant diesel products for our golf and grounds customers. We believe the January 1, 2013 deadline will impact the normal timing of purchases by our customers, but at this time do not expect Tier IV will have a material impact on this fiscal year’s sales. We do anticipate building additional finished goods inventory as we manage through this product transition, and thus inventory at year-end will be somewhat elevated, which will affect free cash flow. Free cash flow for F12 is now projected to be around 125 million dollars.

Taking all of this into account, including currency headwinds, we have increased our full-year guidance for both revenues and earnings. We now expect fiscal Twenty Twelve net earnings to be about 4 dollars and 30 cents per share, which includes a 15 to 20 cent expense associated with the investment in the integration of the Astec and Stone Equipment acquisitions. We are increasing our revenue guidance to between 7 and 8 percent. As reported in our release, our Board of Directors also declared a two-for-one common stock split effective June 29, 2012.

These actions reflect the confidence in our outlook for the remainder of the year. We are hopeful the momentum generated by the early start will continue through an extended selling season allowing Toro and our channel partners to capture incremental business. Together, we are well positioned across our businesses with strong offerings of innovative products and services that deliver the performance and value end-users desire.

As we mentioned in our first quarter call, when we achieve the anticipated revenue growth the company will surpass the $2 billion mark for the first time, which would represent a significant milestone in our Destination 2014 journey.

This concludes our formal remarks. We will take questions at this time.

[Mike Hoffman]

Just to conclude the call, let me take a moment to thank the 5000+ of the Toro team and our channel partners for these strong results.

Also, let me thank all of our participants and listeners for your questions and interest in Toro. We look forward to talking with you again in August to discuss our third quarter results.

We wish all of our U.S. listeners a great Memorial Day Weekend & Holiday.

Good day.